Exhibit 99.2

Unaudited pro forma consolidated financial data

We derived the unaudited pro forma consolidated financial data set forth below by the application of pro forma adjustments to the historical financial statements of Curative and CCS.

                The unaudited pro forma consolidated balance sheet at December 31, 2003 gives effect to (i) the offering of the notes and the application of the proceeds of the offering to fund the cash consideration for the acquisition of CCS, to repay certain of our existing indebtedness and to pay related fees and expenses; (ii) the refinancing of our revolving credit facility and (iii) the acquisition of CCS and resulting pro forma adjustments related to liabilities recorded under EITF 95-3 as if they occurred on December 31, 2003. The unaudited pro forma consolidated income statement for the fiscal year ended December 31, 2003 gives effect to: (i) the offering of the notes and the application of the proceeds of the offering to fund the cash consideration for the acquisition of CCS, to repay certain of our existing indebtedness and to pay related fees and expenses; (ii) the refinancing of our revolving credit facility and (iii) the acquisition of CCS as if they occurred on January 1, 2003. The unaudited pro forma consolidated financial data do not purport to represent what the results of operations, balance sheet data or financial information of Curative and CCS would have been if the above listed transactions had occurred as of the dates indicated, nor are they indicative of results for any future periods.

                The unaudited pro forma consolidated financial data have been prepared giving effect to the acquisition of CCS, which is accounted for in accordance with SFAS No. 141, “Business Combinations.” The total purchase price for CCS will be allocated to the net assets of CCS based upon estimates of fair value. The pro forma adjustments were based on a preliminary assessment of the value of CCS’s tangible and intangible assets. The final valuation analysis may include an adjustment to the amounts recorded for the value of property and equipment, identifiable intangible assets and goodwill, as well as changes in cash consideration based on changes in cash, indebtedness and working capital on the closing date. The final valuation will be determined shortly after the completion of the acquisition.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

At December 31, 2003

(dollars in thousands)	Curative Health Services, Inc. and Subsidiaries	Critical Care Systems, Inc.	Pro forma adjustments	Consolidated pro forma balance sheet
Assets
Current assets:
Cash and cash equivalents	$1,072	$1,017	$30 (1)	$2,119
Accounts receivable, net	55,217	25,082	—	80,299
Inventories	11,237	2,864	—	14,101
Prepaids and other current assets	4,270	2,156	—	6,426
Deferred tax assets	2,984	749	—	3,733
Current assets of discontinued operations	—	116	—	116

Total current assets	74,780	31,984	30	106,794
Property and equipment, net	7,890	3,794	—	11,684
Intangibles subject to amortization, net	1,463	—	18,196 (2)	19,659
Intangibles not subject to amortization (trade names)	682	—	933 (2)	1,615
Goodwill	147,895	169	111,633 (2)	259,697
Other assets	1,228	650	9,113 (3)	10,991
Non-current assets of discontinued operations	—	11	—	11

Total assets	$233,938	$36,608	$139,905	$410,451

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$28,892	$7,366	$(437) (5)	$35,821
Accrued expenses	11,502	3,922	1,454 (2)	16,878
Deferred taxes	1,007	—	—	1,007
Current portion of long-term liabilities	7,911	3,240	(7,000) (1)	4,151
Current liabilities of discontinued operations	—	135	—	135

Total current liabilities	49,312	14,663	(5,983)	57,992
Long-term liabilities	39,599	11,810	156,247 (4)	207,656
Deferred taxes	1,307	451	—	1,758

Total long-term liabilities	40,906	12,261	156,247	209,414
Redeemable preferred stock	—	21,640	(21,640)	—
Stockholders’ equity:
Common stock and preferred stock	127	3	(3) (5)	127
Additional paid in capital	115,082	—	—	115,082
Retained earnings (accumulated deficit) and other stockholders’ equity accounts	30,118	(11,959)	11,284(5)	29,443
Notes receivable-stockholders	(1,607)	—	—	(1,607)

Total stockholders’ equity (deficit)	143,720	(11,956)	11,281(5)	143,045

Total liabilities and stockholders’ equity	$233,938	$36,608	$139,905	$410,451

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(1)                                  The unaudited pro forma consolidated balance sheet reflects the following pro forma adjustments and considers Curative and CCS existing debt repayments, payment of acquisition consideration to the sellers of CCS and estimated fees and expenses incurred in connection with the acquisition and related financing.

(in thousands)
Sources of funds
Notes offered hereby	$185,000
New revolving credit facility	14,000

Total sources of funds	$199,000

Uses of funds
CCS acquisition value	$150,000
Cash on balance sheet	1,017
Repayment of Curative debt	35,253
Estimated fees and expenses	12,700
Pro forma adjustment (a)	30

Total uses of funds	$199,000

(a)                                  This amount consists of the following (in thousands):

Notes offered hereby	$185,000
New revolving credit facility	14,000
Repayment of Curative debt	(35,253)
CCS acquisition value	(150,000)
Cash on balance sheet	(1,017)
Financing fees associated with the acquisition and related financing	(12,700)

Pro forma adjustment-cash and cash equivalents	$30

(2)                                  In accordance with SFAS. No. 141, “Business Combinations,” the CCS acquisition will be accounted for as a purchase, whereby the estimated acquisition consideration will be allocated to CCS’s assets and liabilities based on their relative fair values. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the consideration remaining will be allocated to identifiable intangible assets deemed to have a definite life, which will be amortized over that life, and goodwill and identifiable intangible assets with indefinite lives, which will not be amortized but rather reviewed annually, or more frequently if impairment indicators arise, for impairment. The pro forma adjustments were based on a preliminary assessment of value by management of CCS’s tangible and intangible assets. The final purchase price allocation may include an adjustment of the total consideration payable at closing, as well as in the amount recorded for any changes in value of property and equipment, identifiable intangible assets and goodwill determined subsequent to the completion of the acquisition.

(in thousands)
Total acquisition consideration allocation
CCS acquisition value	$150,000
Other liabilities assumed	12,424
Estimated exit costs (a)	1,454
Acquisition fees	2,475

Total acquisition consideration	166,353
Less: fair value of tangible assets acquired (b)	(35,591)

Excess purchase price to be allocated	130,762

Preliminary allocation:
Identifiable intangible assets with definite lives	18,196
Identifiable intangible assets with indefinite lives	933

Balance-goodwill	$111,633

(a)                                  Represents the estimated severance costs associated with the acquisition.

(b)                                 Reflects the book value of tangible assets acquired. Fair value is assumed to equal book value for purposes of these pro forma financial statements.

(3)                                  Represents fees associated with the CCS transaction, notes offered hereby and new revolving credit facility and write-off of costs associated with the termination of Curative’s and CCS’s debt as follows (in thousands):

Fees associated with the CCS transaction, notes offered hereby and new revolving credit facility	$12,700
Less: Acquisition fees	(2,475)
Less: Write off of fees on terminated Curative credit facility	(1,112)

Pro forma adjustment-other assets	$9,113

(4)                                  The adjustment for long-term liabilities was calculated as follows (in thousands):

Notes offered hereby	$185,000
New revolving credit facility	14,000
Repayment of Curative debt	(31,253)
Repayment of CCS revolver and term debt	(11,500)

Pro forma adjustment-long-term liabilities	$156,247

(5)                                  Represents the elimination of CCS’s capital, retained earnings and other equity accounts and net effect of the write-off of Curative’s deferred financing fees and was calculated as follows (in thousands):

Elimination of CCS’s common stock and preferred stock		$(3)
CCS’s accumulated deficit and other equity accounts	$11,959
Write off of deferred financing fees, net	(675)

Total adjustment to retained earnings (accumulated deficit)		11,284

Pro forma adjustment-stockholders’ equity (deficit)		$11,281

Write off of fees on terminated Curative credit facility		$1,112
Tax effect		(437)

Write-off, net of tax effect		$675

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

For the year ended December 31, 2003

(dollars in thousands)	Curative Health Services, Inc. and Subsidiaries		Critical Care Systems, Inc.	Pro forma adjustments		Consolidated pro forma income statement
Revenues:
Products	$185,843		$107,070	$—		$292,913
Services	28,898		—	—		28,898

Total revenues	214,741		107,070	—		321,811

Costs and operating expenses:
Cost of product sales	135,449		80,625	—		216,074
Cost of services	13,224		—	—		13,224
Selling, general and administrative	44,544		15,357	461	(1)	60,362

Total costs and operating expenses	193,217		95,982	461		289,660

Income from operations	21,524		11,088	(461)		32,151
Interest income	20		80	—		100
Interest expense	(2,300)		(927)	(17,383	)(2)	(20,610)
Other income (expense)	2,327		(37)	—		2,290

Income before income taxes	21,571		10,204	(17,844)		13,931
Income tax provision	8,496		3,981	(7,002	)(3)	5,475

Income from continuing operations	13,075		6,223	(10,842)		8,456
Loss from discontinued operations, net	—		(324)	—		(324)

Net income	$13,075		$5,899	$(10,842)		$8,132

Income from continuing operations per common share, basic	$1.04					$0.67
Income from continuing operations per common share, diluted	$0.96	(4)				$0.62	(4)

Net income per common share, basic	$1.04					$0.65
Net income per common share, diluted	$0.96	(4)				$0.60	(4)

Weighted average shares, basic	12,546					12,546
Weighted average shares, diluted	13,826			157		13,983

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

(1)                                  Represents the combination of (i) amortization expense of identifiable intangible assets of CCS of approximately $1.4 million related to approximately $18.2 million in finite lived identifiable intangible assets over their estimated average life of approximately thirteen years, (ii) approximately $1.8 million in cost savings related to the acquisition of CCS, (iii) the elimination of Curative’s amortization of deferred financing fees and the write-off off deferred fees and (iv) approximately $1.6 million of additional compensation expense, including $1.2 million in retention incentive compensation accruals for Paul McConnell, associated with the acquisition of CCS.

(2)                                  Represents (i) the additional interest expense resulting from the financing agreements to fund the acquisition of CCS, (ii) the amortization of financing fees related to our new credit facilities and (iii) the elimination of CCS and Curative interest expense of approximately $0.9 million and $1.6 million, respectively. A summary of additional interest expense is as follows (in thousands):

Year ended December 31, 2003

Additional interest expense:
Notes offered hereby (a)	$17,656
New revolving credit facility (b)	673
Amortization of financing costs (c)	1,541
Elimination of CCS interest expense	(893)
Elimination of Curative interest expense	(1,594)

Total	$17,383

(a)                                  Pursuant to a 10.75% interest rate on the notes offered by curative pursuant to Rule 144A and Regulation S after giving effect to a $75 million swap from a fixed to a floating rate at an assumed rate of 7.775%.

(b)                                 Assumes an interest rate of 4.8%.

(c)                                  Represents annual amortization expense on an estimated $10.2 million of deferred cost over an average life of 6.7 years.

(3)                                  To adjust tax expense to Curative’s effective tax rate for 2003 of 39.3%.

(4)                                  Calculated under the “as if” converted method.